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                                                                    EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
BioSource International, Inc.:

The audits referred to in our report dated March 26, 1999, included the related financial statement schedules as of December 31, 1998, and for each of the years in the three-year period ended December 31, 1998, included in the annual report on Form 10-K of BioSource International, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to incorporation by reference in the registration statements (No. 33-65562 and 33-91838) on Form S-8 and (No. 333-05391) on Form S-3 of our report dated March 26, 1999, relating to the consolidated balance sheets of BioSource International, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998, annual report on Form 10-K of BioSource International, Inc.

                                                   KPMG LLP

Los Angeles, California
April 14, 1999